UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2008

First Midwest Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10967	36-3161078
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois, 60143

(Address of principal executive offices) (Zip Code)

(630) 875-7450

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In its Form 8-K filed with the Securities and Exchange Commission on September 15, 2008 (“Report”), First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) previously reported that the Company’s Board of Directors (“Board”) elected Michael L. Scudder as the Company’s President and Chief Executive Officer and Robert P. O’Meara as the Company’s Chairman of the Board. The Report also stated that Thomas J. Schwartz had been named the President and Chief Executive Officer of First Midwest Bank. At such time, the Company had not made any changes to the compensatory arrangements of these individuals as a result of the appointments. The purpose of this Form 8-K/A is to provide information with respect to changes such arrangements, each of which were approved by the Board on December 22, 2008, based upon the recommendations of the Compensation Committee of the Board.

In recognition of his appointment as President and Chief Executive Officer, Mr. Scudder’s annual salary was increased to $600,000 (retroactive to the date of appointment) and he was awarded a special performance-vesting restricted stock award with a value equal to his new annual salary. The 30,920-share award will vest in full on March 15, 2012, provided Mr. Scudder remains employed with the Company through the end of 2011 and the Company’s average core return on assets for the fiscal years ended December 31, 2009, 2010 and 2011 is equal to or exceeds the average median core return on assets of the Company’s peer group for the same fiscal years. Vesting of the award will accelerate in the event Mr. Scudder’s employment terminates due to death or disability, or upon a change in control of the Company. Dividends paid on the shares during the restricted period will be reinvested in shares, which will be subject to the same vesting rules as the underlying shares.

Mr. Schwartz’s annual salary was set at $475,000 (retroactive to the date of appointment) in recognition of his appointment as President and Chief Executive Officer of First Midwest Bank.

In recognition of the additional duties assumed by Mr. O’Meara in his capacity as Chairman of the Board, Mr. O’Meara will receive a chairperson’s annual retainer of $100,000 (retroactive to the date of appointment).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: December 24, 2008	/s/ Cynthia A. Lance
Cynthia A. Lance Executive Vice President and Corporate Secretary